Exhibit 4.9(ii)

FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THIS NOTE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1993, AS AMENDED, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL, .F SUCH OPINION SHALL BE SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

AMOUNT:     $100000

8% SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Hybrid Dynamics Corp.. Inc a Nevada corporation (the ‘Payor’), having its executive office and principal place of business at 52 66 Iowa Aye, Paterson NJ.. hereby promises to pay to the order of the Mr. David Shan Lee the “HOLDER”, having an address at 5 Colonel Conklin Dr. Stony Point, NY 10980, 180 days from the date signed herein (the “Maturity Date”) at the Payee’s address set forth hereinabove or, at such other place as the Payee shall hereafter specify in writing, the principal sum of S100.000 in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public aid private debts unless the HOLDER at his/her option elects to convert the said promissory note into the common equity of the “PAYOR

1. a   INTEREST AND PAYMENT.

1.1     The unpaid principal amount hereof shall bear simple interest from the date hereof at the rate of 8% per annum until the Maturity Date (or until any such earlier date of payment if this Note is prepaid as hereinafter provided).

1.2     Interest shall be payable in full in cash or additional common shares of the Payor on the Maturity Date.

1.b   NO EFFECTIVE REGISTRATION.

Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to prepay any of the Obhgatior~s in shares of Common Stock on the applicable Repayment Date if at any time from the Payment Date until the time at which the Holder receives such shares there fails to exist an effective registration statement or an Event of Default hereunder exists or occurs, unless otheiwise waived in writing by the Holder in whole or in part at the Hoiders option.

3.5     ADJUSTMENT PROVISIONS. The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 3.1 and 3.2, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.   RECLASSIFICATION, ETC. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B.   STOCK SPUTS, COMBINATIONS AND DIVIDENDS. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

3.6     RESERVATION OF SHARES. Except as otherwise provided in the Securities Agreement, during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

4.     COLLATERAL. See EXHIBIT A.

5.     EVENTS OF DEFAULT. The occurrence of each or any of the following conditions, events or acts shall constitute an ‘Event of Default:”

5.1     The dissolution of the Payor; or

5.2     The Payor’s insolvency, assignment for the benefit of creditors, application for or appointment of a receiver, filing of a voluntary or involuntary petition under any provision of the Federal Bankruptcy Code or amendments thereto or any other federal or state statute affording relief to debtors; or if there shall be commenced against the Payor any such proceeding or filed against the Payor any such application or petition which proceeding, application or petition is not dismissed or withdrawn within thirty (30) days of commencement or filing as the case may be; or

5.3     The failure by the Payor to make any payment of any amount of principal on, or accrued interest under, this Note, as and when the same shall become due and payable; or

5.4     The commencement of a proceeding to foreclose the security interest or lien in any property or assets to satisfy the security interest or lien therein of any secured creditor of the Payor whose debt is in excess of $100,000.00; or

5.5     The entry of a final judgment for the payment of money in excess of $100,000.00 by a court of competent jurisdiction against the Payor, which judgment the Payor shall not discharge (or provide for such discharge) in accordance with its terms within thirty (30) days of the date of entry thereof, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof and, with such thirty (30) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal: then, in any such event and at any time thereafter, while such Event of Default is continuing, the indebtedness evidenced by this Note shall immediately become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, notwithstanding anything contained herein to the contrary.

6.     SUITS FOR ENFORCEMENT AND REMEDIES. If any one or more Events of Default shall occur and be continuing, the holder of this Note may proceed to protect and enforce such holder’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.     FEES, WAIVERS, OTHER.

7.1     The holder of this Note shalt institute any action to enforce the collection of any amount of principal of and/or interest on this Note and there shalt be any amount of pnncipal of and/or interest on this Note owed to the holder then there shall be immediately due and payable from the Payor in addition to the then unpaid sum of this Note, all reasonable costs and expenses incurred by the Payee in connection therewith including, without limitation, reasonable attorneys’ fees and disbursements.

7.2     No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shalt operate as a waiver, nor as an acquiescence in any default nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

7.3     This Note may not be modified or discharged except by a writing duly executed by the Payor and the Payee.

7.4     The Payor hereby expressly waives demand and presentment for payment notice of nonpayment notice of dishonor protest notice of protest bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing herein regardless of and without any notice diligence act or omission with respect to the collection of any amount called for hereunder or in connection with any right lien interest or property at any and all times which the Payee had or is existing as security for any amount called for hereunder.

7.5     The Payor shall bear all of its expenses, inciuding, attorneys’ fees incurred in connection with the preparation of this Note.

8.     MISCELLANEOUS.

8.1     The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

8.2     All notices required or permitted to be given hereunder shafl be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail return receipt requested postage prepaid to the address of the intended recipient set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions hereof.

ASSIGNMENT

FOR VALUE RECEIVED, the Secured Party sells, assigns and transfers to Mr. David Shan Lee, its successors and assigns with recourse, aH right, title and interest in, to and under the foregoing agreement and in and to the Collateral therein described, with authority to take either in its own name or in the name of the Secured Party, but for its own benefit, all such proceedings, legal or equitable, as the Secured Party might have taken but for this assignment The Secured Party warrants that the foregoing agreement represents a valid security agreement as provided under the laws Of the State of New Jersey.

/s/ MARK KLEIN 12-15-2008
Mark Klein, President, Hybrid Dynamics Inc.

Collateral VIN #’s
A – 1D9SA21537N489001
B – 1D9SS21355M489001